eXHIBIT 99.25(k)(2)

CO-ADMINISTRATION AGREEMENT

THIS CO-ADMINISTRATION AGREEMENT (the “Agreement”), effective as of March 13, 2026 is made by AAM/Wilshire Infrastructure Fund (the “Fund”), UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”), and Mutual Fund Administration, LLC, a California corporation (“MFAC”). UMBFS and MFAC are collectively referred to herein as the “Co-Administrators,” in singular or plural usage, as required by context.

WHEREAS, the Fund is a non-diversified, closed-end fund registered under the 1940 Act (as defined below) and authorized to issue Shares; and

WHEREAS, the Fund and the Co-Administrators desire to enter into an agreement pursuant to which the Co-Administrators shall provide administration services to such investment portfolios of the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Appointment. The Fund hereby appoints the Co-Administrators as administrators of the Fund for the period and on the terms set forth in this Agreement. The Co-Administrators accept such appointment and agree to render the Services (as defined in Section 2) herein set forth, for the compensation herein provided.

2.         Services as Co-Administrators

(a)     Subject to the direction and control of the Fund’s Board of Trustees (the “Board of Trustees”) and utilizing information provided by the Fund and its current and prior agents and service providers, the Co-Administrators will provide the administration services listed on Schedule A and any additional administration services the Fund and the Co-Administrators may agree upon and include on Schedule A, as such Schedule may be amended from time to time (the “Services”). The duties of the Co-Administrators shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Co-Administrators hereunder.

(b)     The Fund, under the supervision of its Board of Trustees, shall cause its officers, investment adviser(s), legal counsel, independent accountants, transfer agent, fund accountant, custodian and other service providers and agents for the Fund to cooperate with the Co-Administrators and to provide the Co-Administrators with such information, documents and communications relating to the Fund as necessary and/or appropriate or as requested by the Co-Administrators, in order to enable the Co-Administrators to perform their duties hereunder. The Fund shall use its best efforts to cause any of its former officers, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian or other service providers to provide the Co-Administrators with such information, documents and communications as necessary and/or appropriate to enable the Co-Administrators to perform their duties hereunder. In connection with their duties hereunder, each Co-Administrator shall (without investigation or verification) be reasonably entitled and is hereby instructed to, rely upon any and all instructions, communications, information or documents provided to the Co-Administrator by an authorized officer, representative agent of the Fund, the other Co-Administrator or by any of the aforementioned persons. A Co-Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. The Co-Administrators shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, investment adviser(s) or service provider until receipt of written notice thereof from the Fund. As used in this Agreement, the term “investment adviser” shall mean the Fund’s investment adviser(s), all sub-adviser(s) or persons performing similar services.

(c)     To the extent required by Rule 31a-3 under the 1940 Act, the Co-Administrators hereby agree that all records which they maintain for the Fund pursuant to their duties hereunder are the property of the Fund and further agree to surrender promptly to the Fund any of such records upon the Fund’s request. Subject to the terms of Section 6, and where applicable, the Co-Administrators further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule A which are maintained by the Co-Administrators for the Fund.

(d)     The Fund’s investment advisers have and retain primary responsibility for compliance matters relating to the Fund under the 1940 Act, the Internal Revenue Code of 1986, as amended, and the policies and limitations of the Fund relating to the portfolio investments as set forth in the current prospectus and statement of additional information with respect to the Fund (including any applicable supplement) (the “Prospectus”). The Co-Administrators’ monitoring and other functions hereunder shall not relieve the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

(e)     The Fund hereby certifies that Shares are lawfully eligible for sale in each jurisdiction indicated on the list furnished to the Co-Administrators as of the date of this Agreement.

(f)     The Co-Administrators shall maintain disaster recovery and business continuity plans and adequate and reliable computer and other equipment necessary and appropriate to carry out their obligations under this Agreement. Upon the Fund’s reasonable request, the Co-Administrators shall provide supplemental information concerning the aspects of their disaster recovery and business continuity plans that are relevant to the Services provided hereunder.

(g)(i) Each Co-Administrator has provided to the Fund a copy of the Co-Administrator’s written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act (“Rule 38a-1 Policies and Procedures”) for approval by the Fund’s Board of Trustees. With respect to the Services each Co-Administrator provides to the Fund hereunder, each such Co-Administrator certifies that its Rule 38a-1 Policies and Procedures are reasonably designed to prevent violations of the Federal Securities Laws by such Co-Administrator. For purposes of this section, Federal Securities Laws shall have the meaning set forth in Rule 38a-1 under the 1940 Act.

(g)(ii) Each Co-Administrator shall provide to the Fund’s Chief Compliance Officer promptly any material changes to its Rule 38a-1 Policies and Procedures. Each Co-Administrator shall cooperate with the Fund in its annual review of the Rule 38a-1 Policies and Procedures (the “Annual Review”), such Annual Review to be conducted by the Fund’s Chief Compliance Officer to determine the adequacy of the Rule 38a-1 Policies and Procedures and the effectiveness of their implementation. Each Co-Administrator shall cooperate with the Fund in any interim reviews of its Rule 38a-1 Policies and Procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”). Such cooperation includes, without limitation, furnishing such certifications, sub-certifications, and documentation with respect to the Co-Administrator’s functions and responsibilities as the Fund’s Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Rule 38a-1 Policies and Procedures satisfactory to both the Fund’s Chief Compliance Officer and the Co-Administrator.

(g)(iii) Each Co-Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its Rule 38a-1 Policies and Procedures. Each Co-Administrator shall also provide the Fund with ongoing, direct, and prompt access to its compliance personnel and cooperate with the Fund’s Chief Compliance Officer in order to provide assistance to the Fund in carrying out its obligations under Rule 38a-1.

(g)(iv)     A Co-Administrator shall notify the Fund promptly in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to its Rule 38a-1 Policies and Procedures and will cooperate with the Fund in providing the Fund with periodic and special reports in the event any Material Compliance Matter occurs. A “Material Compliance Matter” has the same meaning as the term is defined in Rule 38a-1, and includes any compliance matters that involve: (1) a violation of the Federal Securities Laws by the Co-Administrator (or its officer, directors, employees, or agents); (2) a violation of its Rule 38a-1 Policies and Procedures; or (3) a weakness in the design or implementation of its Rule 38a-1 Policies and Procedures.

(g)(v)    Each Co-Administrator (and anyone acting under the direction of the Co-Administrator) shall refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Fund’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

3.          Fees; Delegation; Expenses

(a)     In consideration of the Services rendered pursuant to this Agreement, the Fund will pay the Co-Administrators a fee, computed daily and payable monthly, plus out-of-pocket expenses incurred by a Co-Administrator, each as provided in Schedule B. In addition, to the extent that the Co-Administrators correct, verify or address any prior actions or inactions by any Fund or by any prior service provider, the Co-Administrators shall be entitled to additional fees as provided in Schedule B. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Fund or enhancements to current Services.

(b)      For the purpose of determining fees payable to the Co-Administrators, net asset value shall be computed in accordance with the Fund’s Prospectus and resolutions of the Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)      The Co-Administrators will bear all expenses incurred by them in connection with the performance of their Services under Section 2, except as otherwise provided herein. The Co-Administrators shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and Trustees; Securities and Exchange Commission (the “Commission”) fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, fund accountants, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current shareholders; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not shareholders of the Fund, will be borne by the Fund’s investment adviser(s), except for such expenses permitted to be paid by the Fund under a distribution plan adopted in accordance with applicable laws. The Co-Administrators shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until they have received the amount of such fees from the Fund.

(d)      Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Fund agrees to pay all fees within thirty (30) days of receipt of each invoice.

4.         Proprietary and Confidential Information. Each Co-Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where a Co-Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, each Co-Administrator will endeavor to notify the other parties promptly and to secure instructions from a representative of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of a Co-Administrator or any of its employees, agents or representatives, and information which was already in the possession of a Co-Administrator prior to the date hereof, shall not be subject to this paragraph.

5.         Limitation of Liability

(a)     Each Co-Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from such Co-Administrator’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement or from a material breach of federal securities laws by such Co-Administrator. Furthermore, each Co-Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reasonable reliance upon written or oral instructions, communications, data, documents or information (without investigation or verification) received by either of the Co-Administrators from an authorized officer, representative or agent of the Fund, or (ii) any action taken or omission by the Fund, investment advisers or any past or current service provider.

(b)     The Co-Administrators assume no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond their reasonable control. The Co-Administrators will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond their control.

(c)     The Fund agrees to indemnify and hold harmless each Co-Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) each Co-Administrator’s actions or omissions except to the extent a Claim against a Co-Administrator resulted from such Co-Administrator’s willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder or from a material breach of federal securities laws by such Co-Administrator; (ii) each Co-Administrator’s reasonable reliance on, implementation of or use of (without investigation or verification) communications, instructions, requests, directions, information, data, records and documents received by either Co-Administrator from an authorized officer, representative or agent of the Fund, or (iii) any action taken or omission by the Fund, investment adviser(s) or any past or current service provider.

(d)     In no event and under no circumstances shall either Co-Administrator, its affiliates or any of its officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other parties to this Agreement, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.         Term

(a)     This Agreement shall become effective with respect to the Fund as of the date hereof. This Agreement shall continue in effect with respect to the Fund for a three-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to the Fund for successive annual periods (each a “Renewal Term”).

(b)     In the event this Agreement is terminated by the Fund prior to the end of the Initial Term or any subsequent Renewal Term, the Fund shall be obligated to pay Administrator the remaining balance of the fees payable to Administrator under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of the Fund, Administrator shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with Administrator’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund, and Administrator’s agreement to provide additional Services in connection therewith, Administrator shall provide such Services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

7.         Non-Exclusivity

The Services of the Co-Administrators rendered to the Fund are not deemed to be exclusive. The Co-Administrators may render administration services and any other services to others, including other investment companies. The Fund recognizes that from time to time directors, officers and employees of the Co-Administrators may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Co-Administrators or their affiliates may enter into other agreements with such other entities.

8.         Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.         Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

UMBFS:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: Legal Department

MFAC:	Mutual Fund Administration, LLC
2220 East Route 66, Suite 226
Glendora, CA 91741
Attention: Eric Banhazl

Fund:	AAM/Wilshire Infrastructure Fund
235 West Galena Street
Milwaukee, Wisconsin
Attention: President

10.       Entire Agreement. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the parties hereto.

11.      Fund Limitations. This Agreement is executed by the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the Fund.

12.      Miscellaneous

(a)      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(b)     The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Co-Administrators and the Fund.

(c)      The Fund hereby grants to UMBFS the limited power of attorney to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer.

UMB Fund Services, Inc.	Mutual Fund Administration, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

AAM/Wilshire Infrastructure Fund

By:

Name:

Title:

Date:

Schedule A

to the

Co-Administration Agreement

by and between

AAM/Wilshire Infrastructure Fund

and

UMB Fund Services, Inc. and Mutual Fund Administration, LLC

Services

Schedule of Services – Fund Administration

Subject to the direction of and utilizing information provided by the Fund, the Investment Advisor, and the Fund’s agents, the Administrator will provide the services listed below. The Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Advisor of their primary day-to-day responsi¬bility for assuring such compliance. The Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments.

The Administrator shall perform the following duties on behalf of the Funds:

1.	General Fund Management:

a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;

2.	Coordinate Board activities:

a.	Develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each quarterly Board meeting;

b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation of electronic board books for quarterly Board meetings;

c.	Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the quarterly meeting minutes, as requested by the Board.

3.	Financial Reporting and Audits:

a.	Prepare semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;

c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Funds’ independent accountants or examinations by the SEC or other regulatory authorities. .

4.	Compliance:

a.	From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers of their primary day-to-day responsibility for assuring such compliance). Completion of compliance testing is dependent on receiving necessary information on underlying investments;

b.	Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund’s Portfolio Managers of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.

5.	Expenses:

a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;

b.	Coordinate the payment of expenses;

c.	Establish accruals and provide to the Funds’ Fund Accountant;

d.	Provide expense summary reporting as reasonably requested by the Fund.

6.	Filings:

a.	Provide the following for Form N-1A or Form N-2 filings and required updates:

i.	Preparation of expense table;

ii.	Performance information;

iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and

iv.	Investment Advisor and trustee fee data

b.	Subject to having received all relevant information from the Fund and upon the advice and direction of fund counsel, prepare Form N-PX and provide to fund counsel for its review; upon the advice and direction of fund counsel, file Form N-PX with the SEC as required;

c.	Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Funds;

d.	Subject to having received all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data and prepare, maintain, and file timely N-PORT reports with the SEC; each Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

1.	To comply with all laws, rules and regulations applicable to accessing and using Data;

2.	To not extract the Data from the view-only portal;

3.	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

4.	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

5.	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

e.	Compile data, prepare timely notices and file with the SEC pursuant to Rule 24f-2;

f.	Prepare and file exhibit Part F of Form N-PORT;

g.	File Rule 17g-1 fidelity bond filing when received from the Funds or broker.

h.	For closed-end funds, prepare and file periodic tender offers/repurchases.

7.	Other:

a.	Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants;

b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund;

c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Advisor;

d.	Assist in securing and monitoring the directors’ and officers’ liability coverage and fidelity bond for the Funds;

e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Advisor;

f.	Assist the Funds during SEC audits, including providing applicable documents from the SEC’s document request list;

g.	Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and SEC filing dates.

8.	Blue Sky

a.	Prepare and file state securities qualification/notice compliance filings, with the advice of the Trust’s legal counsel, upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amount to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary. Administrator shall serve as the Trust’s sole provider for the filing of state securities qualification/notice compliance filings until (i) this Agreement is terminated, or (ii) the parties agree in writing to amend or terminate such services.

9.	Treasury Services

a.	Review and periodically approve fund disclosure controls and procedures and internal controls over financial reporting;

b.	Provide N-CSR Certifications;

c.	Participate in annual audit and discussions with auditors;

d.	Review fund distributions;

e.	Review fund expenses and expense accruals;

f.	Participate in Board meetings as requested.

Schedule of Services – Tax Administration

Subject to the direction of and utilizing information provided by the Trust, Investment Advisor, and the Trust’s Agents, the Administrator will provide the following services:

1.	Prepare tax work schedules for both excise tax and income tax provision purposes, calculating dividend and capital gains distributions subject to review and approval by the Fund’s officers and their independent accountants.

2.	Review any complex corporate actions prepared by fund accounting for unique tax issues.

3.	Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in financial information, distributions and tax returns.

4.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and/or provided by the Investment Advisor, in tax work schedules. Assist the Investment Advisor in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Advisor will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution.

5.	Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.

6.	Assist the Funds in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes).

7.	Assist the Fund’s independent accountants in the preparation and filing, for execution by the Fund’s officers, of all federal income and excise tax returns and the Trust’s state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or Transfer Agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent accountants.

8.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting.

9.	Prepare Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors.

If the Fund is considered to be a non-publicly offered RIC, calculate the affected RIC expenses to be allocated to each affect investor and assist the Transfer Agent with including the information in a statement to the shareholder.

Schedule B

Co-Administration Agreement

by and between

AAM/Wilshire Infrastructure Fund

and

UMB Fund Services, Inc. and Mutual Fund Administration, LLC

FEES

Fund Accounting and Administration:

Fund Accounting and Administration fees are aggregated for all funds. The amount paid by each fund is based on its pro-rata share of assets under management, as determined by UMBFS.

Administration – Additional Fees

Out-of-Pocket and Other Expenses

Out-of-pocket expenses include but are not limited to portfolio pricing services; security master set-up services; corporate action services; factor services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses; customized reporting; third-party data provider/ research services costs (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL); photocopying; binders; dividers; color copies; storage fees for fund records; express delivery charges; travel on behalf of fund business; and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Customized reports or excessive reporting requests may be charged in accordance with current pricing schedule. Complex tax vehicles such as MLPs, straddles, or other unique structures may require additional charges for review or systems. Other expenses will be charged in accordance with the Administrator’s current pricing schedule, as well as fees for research services and other service interface fees (including but not limited to CCH, NASDAQ and IDC pricing and other security information services).